Exhibit 99.1

Unifi Announces Third Quarter Fiscal 2019 Results and Provides Update on Recent Trade Petitions

Organizational changes expected to reduce costs and enhance profitability in future periods;

preliminary determinations reached in ongoing trade actions are encouraging;

sustainability and innovation remain key pillars to driving long-term growth

GREENSBORO, N.C., May 1, 2019 – Unifi, Inc. (NYSE: UFI), one of the world’s leading innovators in recycled and synthetic yarns, today released operating results for the third fiscal quarter ended March 31, 2019 and provided an update on recent trade petitions relating to imports of polyester textured yarn.

Third Quarter Fiscal 2019 Overview

•

Net sales increased to $180.0 million from $165.9 million for the third quarter of fiscal 2018. Revenues from premium value-added ("PVA") products grew 13.5% compared to the third quarter of fiscal 2018 and represented approximately 47% of consolidated net sales.

•	Gross margin was 7.7%, compared to 10.0% for the third quarter of fiscal 2018, primarily impacted by competitive pressures, especially from low cost imports into the U.S.
•

Operating income was $0.8 million, compared to $1.6 million for the third quarter of fiscal 2018, adversely impacted by lower gross profit due to competitive pressures and unfavorable foreign currency translation.

•

(Loss) Earnings per share (“EPS”) was ($0.08), compared to $0.01 for the third quarter of fiscal 2018, primarily driven by a significant and unfavorable effective tax rate due in large part to lower domestic earnings.

Update on Recent Trade Petitions

•

Imports of polyester textured yarn from China and India - which increased approximately 79% from 2013 to 2017 and which continued to grow during the first half of 2018 - remained elevated during fiscal 2019, creating considerable pressure on margins and competitiveness in the U.S.

•

On April 29, 2019, the U.S. Department of Commerce (the “Commerce Department”) announced affirmative preliminary countervailing duty determinations on unfairly subsidized imports of polyester textured yarn from (i) China at rates of 32% or more and (ii) India at rates of 7% or more.  In addition, due to the “critical circumstances” resulting from a significant spike in Chinese imports in the months immediately following the filing of the Company’s October 2018 trade petitions, the Commerce Department preliminarily determined that these duties will be applied retroactively for Chinese imports, beginning 90 days prior to the date that the duties go into effect.

•

Preliminary antidumping determinations are expected on June 26, 2019, and final determinations of dumping, subsidization and injury are expected by the end of calendar 2019.  Similar to preliminary countervailing duties, the antidumping duties will apply retroactively for Chinese imports, beginning 90 days prior to the date that the duties go into effect.

“While we continue to see positive indicators in global revenue and momentum in our sustainable and innovative PVA product portfolios, a number of headwinds and shortfalls have reduced our short-term profitability,” said Tom Caudle, President & Chief Operating Officer of Unifi. “These headwinds include unfavorable foreign currency translation impacts, a surge in imports of polyester textured yarn from China following the filing of our October 2018 trade petitions, and softness in certain markets.  Amid these pressures, we were pleased to see the Commerce Department’s preliminary countervailing duty and critical circumstances determinations.  These announcements are critical steps in advancing our efforts to better compete against the subsidized imported yarns that have flooded our market in recent years, and we will continue in our efforts to pursue these important trade actions in the coming months.”

Caudle concluded, “Separate from the recent trade activity, we have transitioned our leadership team to a leaner and more agile structure with deep roots in operational excellence and a balanced focus on profitability. We also launched and are continuing to execute against a cost reduction plan, which includes a considerable step-down in our run-rate of general and administrative expenses. Our global strategy to Partner, Innovate and Build is creating opportunities for future growth while we take appropriate action to restore profitability in the Americas businesses. This includes increasing the utilization of our assets, supporting and expanding our sustainable and innovative portfolios, and optimizing the supply chain and cost structure to better deliver efficient and effective solutions to meet the demands of our customers. We remain confident in our path forward and have made calculated changes to our organization that empower our teams and strengthen our ability to remain the leader in synthetic and recycled textile solutions.”

Third Quarter Fiscal 2019 Operational Review

Net sales in the third quarter of fiscal 2019 increased to $180.0 million, compared to $165.9 million for the third quarter of fiscal 2018. When excluding the impact of foreign currency translation, net sales increased $19.4 million, or 11.7%. International revenue growth was led by PVA product sales, partially offset by unfavorable foreign currency translation impacts and softness in Brazil. Domestically, revenue increased primarily as a result of one more shipping week due to the timing of the holiday shutdown occurring within the second quarter of fiscal 2019, partially offset by competitive pressure from polyester yarn imports into the U.S.

Unifi Announces Third Quarter Fiscal 2019 Results and Provides Update on Recent Trade Petitions	2

Gross margin was 7.7% for the third quarter of fiscal 2019, compared to 10.0% for the third quarter of fiscal 2018. The decrease in gross margin was primarily attributable to competitive pressures, which contributed to weaker fixed cost absorption, a less favorable sales mix and lower conversion margin (selling price less raw material cost).

Operating income for the third quarter of fiscal 2019 was $0.8 million compared to $1.6 million for the third quarter of fiscal 2018. The decrease in operating income was primarily due to a $2.8 million decrease in gross profit, partially offset by bonus and equity compensation forfeitures triggered by recently-announced executive departures. Gross profit was adversely impacted by unfavorable foreign currency impacts due to comparatively weaker foreign currency translation and conversion margin pressure for the International Segment.

Net loss was ($1.5) million for the third quarter of fiscal 2019, compared to net income of $0.2 million for the third quarter of fiscal 2018. Net loss for the third quarter of fiscal 2019 was impacted by a significantly higher effective tax rate, partially offset by $0.9 million greater pre-tax earnings from Parkdale America, LLC (“PAL”) as a result of higher conversion margin and better operating leverage. EPS was ($0.08) for the third quarter of fiscal 2019 compared to $0.01 for the third quarter of fiscal 2018.

Adjusted EBITDA was $6.8 million for the third quarter of fiscal 2019, compared to $7.3 million for the third quarter of fiscal 2018. The decrease in Adjusted EBITDA resulted primarily from lower gross profit, partially offset by lower compensation expenses.  Adjusted EBITDA is a non-GAAP financial measure. The schedules included in this press release reconcile Adjusted EBITDA to Net (loss) income, the most directly comparable GAAP financial measure.

Net debt (debt principal less cash and cash equivalents) was $109.0 million at March 31, 2019, compared to $86.3 million at June 24, 2018.  Cash and cash equivalents decreased from $44.9 million at June 24, 2018 to $27.9 million at March 31, 2019. This reduction in cash and cash equivalents was primarily driven by the retirement of $25.0 million in debt during the second quarter of fiscal 2019. However, debt principal and operating cash flows were adversely impacted by an increase in inventories and reduced earnings.

Unifi Announces Third Quarter Fiscal 2019 Results and Provides Update on Recent Trade Petitions	3

First Nine Months of Fiscal 2019 Operational Review

The first nine months of fiscal 2019 consisted of 40 weeks for the Company’s domestic operations, compared to 39 weeks in the first nine months of fiscal 2018.  Net sales were $529.3 million for the first nine months of fiscal 2019, compared to $497.6 million for the first nine months of fiscal 2018, and increased $49.0 million, or 9.8%, when excluding the impact of foreign currency translation.  Gross margin was 9.1% for the first nine months of fiscal 2019, compared to 12.6% for the first nine months of fiscal 2018.  Operating income was $5.7 million for the first nine months of fiscal 2019, compared to $19.5 million for the first nine months of fiscal 2018.  Net income was $1.5 million for the first nine months of fiscal 2019, compared to $20.9 million for the first nine months of fiscal 2018.

Outlook

Fiscal 2019 contains 53 fiscal weeks, with the additional week included in the first fiscal quarter.  For fiscal 2019, the Company now expects:

•	Mid-single-digit percentage growth from fiscal 2018 for net sales;
•	Operating income between $10.0 million and $12.0 million;
•	Adjusted EBITDA between $33.0 million and $35.0 million;
•	Capital expenditures of approximately $25.0 million; and
•	An effective tax rate and a cash-based tax rate each between 70% and 80%.

“As a result of continued headwinds and reduced third quarter performance, our prior fiscal 2019 profitability and effective tax rate guidance is out of reach, while net sales growth and capital expenditures expectations remain unchanged,” said Tom Caudle. “We believe fourth quarter Adjusted EBITDA performance above $10.0 million is attainable given current demand levels and recent stabilization of the raw material cost environment.”

Caudle concluded, “As we look beyond fiscal 2019, we remain optimistic. In combination with our ongoing growth efforts that drive our innovative and recycled portfolios, the considerable reduction in our overhead costs should provide meaningful improvement in our profitability, while further momentum on recent trade activity is expected to provide an additional lift to our domestic operations.  By growing U.S. earnings, we would also expect to see a significant improvement in our effective tax rate.”

Unifi Announces Third Quarter Fiscal 2019 Results and Provides Update on Recent Trade Petitions	4

Third Quarter Fiscal 2019 Earnings Conference Call

The Company will provide additional commentary regarding its third quarter fiscal 2019 results and other developments during its earnings conference call on May 1, 2019, at 8:30 a.m. Eastern Time. The call can be accessed via a live audio webcast on the Company’s website at http://investor.unifi.com. Additional supporting materials and information related to the call will also be available on the Company’s website.

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About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. The Company's proprietary PROFIBER™ technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 14 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations of Reported Results to Adjusted Results to Follow

Unifi Announces Third Quarter Fiscal 2019 Results and Provides Update on Recent Trade Petitions	5

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2019	June 24, 2018
ASSETS
Cash and cash equivalents	$27,898	$44,890
Receivables, net	91,701	86,273
Inventories	130,981	126,311
Other current assets	29,404	16,820
Total current assets	279,984	274,294

Property, plant and equipment, net	207,303	205,516
Investments in unconsolidated affiliates	114,747	112,639
Other non-current assets	6,757	9,358
Total assets	$608,791	$601,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other current liabilities	$68,701	$68,007
Current portion of long-term debt	16,054	16,996
Total current liabilities	84,755	85,003
Long-term debt	119,804	113,553
Other long-term liabilities	12,777	13,470
Total liabilities	217,336	212,026

Total shareholders’ equity	391,455	389,781
Total liabilities and shareholders’ equity	$608,791	$601,807

Unifi Announces Third Quarter Fiscal 2019 Results and Provides Update on Recent Trade Petitions	6

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	March 31, 2019	March 25, 2018	March 31, 2019	March 25, 2018
Net sales	$179,989	$165,867	$529,311	$497,587
Cost of sales	166,198	149,311	481,345	435,063
Gross profit	13,791	16,556	47,966	62,524
Selling, general and administrative expenses	11,439	13,846	40,672	41,335
Provision (benefit) for bad debts	218	27	381	(104)
Other operating expense, net	1,359	1,100	1,218	1,763
Operating income	775	1,583	5,695	19,530
Interest income	(149)	(182)	(448)	(444)
Interest expense	1,256	1,187	4,078	3,562
Loss on extinguishment of debt	—	—	131	—
Equity in earnings of unconsolidated affiliates	(1,873)	(544)	(3,126)	(3,842)
Income before income taxes	1,541	1,122	5,060	20,254
Provision (benefit) for income taxes	3,070	946	3,606	(684)
Net (loss) income	$(1,529)	$176	$1,454	$20,938

Net (loss) income per common share:
Basic	$(0.08)	$0.01	$0.08	$1.15
Diluted	$(0.08)	$0.01	$0.08	$1.12

Weighted average common shares outstanding:
Basic	18,394	18,309	18,381	18,275
Diluted	18,394	18,701	18,742	18,617

Unifi Announces Third Quarter Fiscal 2019 Results and Provides Update on Recent Trade Petitions	7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Nine Months Ended
	March 31, 2019	March 25, 2018
Cash and cash equivalents at beginning of year	$44,890	$35,425
Operating activities:
Net income	1,454	20,938
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in earnings of unconsolidated affiliates	(3,126)	(3,842)
Distributions received from unconsolidated affiliates	1,380	11,226
Depreciation and amortization expense	17,242	16,844
Non-cash compensation expense	2,758	4,878
Deferred income taxes	(190)	(8,441)
Other, net	(459)	(180)
Inventories	(13,409)	(9,424)
Other changes in assets and liabilities	(7,167)	(7,010)
Net cash (used in) provided by operating activities	(1,517)	24,989

Investing activities:
Capital expenditures	(19,199)	(17,091)
Other, net	9	—
Net cash used in investing activities	(19,190)	(17,091)

Financing activities:
Proceeds from long-term debt	113,300	80,200
Payments on long-term debt	(107,708)	(83,286)
Payments of debt financing fees	(720)	—
Other, net	(744)	(378)
Net cash provided by (used in) financing activities	4,128	(3,464)

Effect of exchange rate changes on cash and cash equivalents	(413)	717
Net (decrease) increase in cash and cash equivalents	(16,992)	5,151
Cash and cash equivalents at end of period	$27,898	$40,576

Unifi Announces Third Quarter Fiscal 2019 Results and Provides Update on Recent Trade Petitions	8

BUSINESS SEGMENT INFORMATION

(Unaudited)

(Dollars in thousands)

Net sales details for each reportable segment of the Company are as follows:

	For the Three Months Ended
	March 31, 2019	March 25, 2018	Change ($)	Change (%)
Polyester	$95,745	$88,763	$6,982	7.9%
Nylon	25,563	24,036	1,527	6.4%
International	57,681	51,989	5,692	10.9%
All Other	1,000	1,079	(79)	-7.3%
Consolidated	$179,989	$165,867	14,122	8.5%

	For the Nine Months Ended
	March 31, 2019	March 25, 2018	Change ($)	Change (%)
Polyester	$281,665	$266,817	$14,848	5.6%
Nylon	76,159	75,966	193	0.3%
International	168,271	151,694	16,577	10.9%
All Other	3,216	3,110	106	3.4%
Consolidated	$529,311	$497,587	31,724	6.4%

Gross profit details for each reportable segment of the Company are as follows:

	For the Three Months Ended
	March 31, 2019	March 25, 2018	Change ($)	Change (%)
Polyester	$3,524	$4,815	$(1,291)	-26.8%
Nylon	2,312	1,013	1,299	128.2%
International	7,897	10,672	(2,775)	-26.0%
All Other	58	56	2	3.6%
Consolidated	$13,791	$16,556	(2,765)	-16.7%

	For the Nine Months Ended
	March 31, 2019	March 25, 2018	Change ($)	Change (%)
Polyester	$12,221	$22,304	$(10,083)	-45.2%
Nylon	6,488	7,403	(915)	-12.4%
International	28,996	32,644	(3,648)	-11.2%
All Other	261	173	88	50.9%
Consolidated	$47,966	$62,524	(14,558)	-23.3%

Unifi Announces Third Quarter Fiscal 2019 Results and Provides Update on Recent Trade Petitions	9

RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net (loss) income to EBITDA and Adjusted EBITDA are as follows:

	For the Three Months Ended		For the Nine Months Ended
	March 31, 2019	March 25, 2018	March 31, 2019	March 25, 2018
Net (loss) income	$(1,529)	$176	$1,454	$20,938
Interest expense, net	1,107	1,005	3,630	3,118
Provision (benefit) for income taxes	3,070	946	3,606	(684)
Depreciation and amortization expense	5,535	5,617	17,015	16,566
EBITDA	8,183	7,744	25,705	39,938

Equity in earnings of PAL	(1,409)	(479)	(2,154)	(2,957)
EBITDA excluding PAL	6,774	7,265	23,551	36,981

Other adjustments (1)	—	—	—	—
Adjusted EBITDA	$6,774	$7,265	$23,551	$36,981

(1)	For the periods presented, there were no other adjustments necessary to reconcile Net (loss) income to Adjusted EBITDA. However, such adjustments may be presented in future periods when applicable.

Note: Amounts presented in the reconciliations above may not be consistent with amounts included in the Company’s condensed consolidated financial statements. Any such inconsistencies are insignificant and are integral to the reconciliations.

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Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA (together, the “non-GAAP financial measures”).

•	EBITDA represents Net (loss) income before net interest expense, income tax expense, and depreciation and amortization expense.
•	Adjusted EBITDA represents EBITDA adjusted to exclude equity in earnings of PAL and, from time to time, certain other adjustments necessary to understand and compare the underlying results of Unifi.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures. When applicable, management’s discussion and analysis includes specific consideration for items that comprise the reconciliations of its non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect Unifi’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets, among otherwise comparable companies.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations and is relevant to our fixed charge coverage ratio. Equity in (earnings) loss of PAL is excluded from Adjusted EBITDA because such results do not reflect our operating performance.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. You should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

Unifi Announces Third Quarter Fiscal 2019 Results and Provides Update on Recent Trade Petitions	11

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the financial condition and results of operations of Unifi that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management.  An example of such forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements.  These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to: the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing and pricing of raw materials; general domestic and international economic and industry conditions in markets where Unifi competes, including economic and political factors over which Unifi has no control; changes in consumer spending, customer preferences, fashion trends and end uses for products; the financial condition of Unifi’s customers; the loss of a significant customer or brand partner; natural disasters, industrial accidents, power or water shortages, extreme weather conditions and other disruptions at one of our facilities; the success of Unifi’s strategic business initiatives; the volatility of financial and credit markets; the ability to service indebtedness and fund capital expenditures and strategic business initiatives; the availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest and inflation rates; fluctuations in production costs; the ability to protect intellectual property; the strength and reputation of our brands; employee relations; the ability to attract, retain and motivate key employees; the impact of environmental, health and safety regulations; the impact of tax laws, the judicial or administrative interpretations of tax laws and/or changes in such laws or interpretations; the operating performance of joint ventures and other equity method investments; and the accurate financial reporting of information from equity method investees.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.  New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on Unifi.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in Unifi’s most recent annual report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by Unifi with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

-end-

Unifi Announces Third Quarter Fiscal 2019 Results and Provides Update on Recent Trade Petitions	12